EXHIBIT 99.1

Oil States Announces New Oil Sands Lodge

HOUSTON, April 4, 2011 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that its Board of Directors has approved the initial construction of the Henday Lodge ("Henday"), located adjacent to Wapasu Creek Lodge in the oil sands region of northern Alberta, Canada. The Company's Canadian subsidiary, PTI Group Inc. ("PTI"), will design, build, own and manage the new lodge, which will have an initial capacity of 1,264 rooms by the end of the third quarter of 2011. Henday is located in close proximity to numerous oil sands projects, and PTI has already secured a 24-month contract for 1,000 rooms, providing for essentially full occupancy for the lodge's 1,100 rentable rooms. The capital expenditures required to build the facility are already included in Oil States' previously disclosed capital expenditures forecast of $535 million for the full year 2011.

Henday will provide PTI's full suite of first-class accommodations and services including catering, ancillary and convenience services, internet service, conference rooms and leisure facilities for fitness, entertainment and relaxation.

"We are excited to announce the continued expansion of our accommodations business in the oil sands region through the construction of our fifth major lodge," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Henday's proximity to the various oil sands projects currently underway further provides Oil States significant exposure to support our customers' growing accommodation needs in the region."

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through the MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines, as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the SEC on February 22, 2011.

CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582